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                                                    EXHIBIT 99.1

                  PNC MORTGAGE SECURITIES CORP.
                       OFFICER'S CERTIFICATE

     The undersigned officer of PNC Mortgage Securities Corp., a Delaware corporation (the "Company") hereby certifies on behalf of the Company and on his own behalf for purposes of the Company's Mortgage Pass-Through Certificates, Series 1997-4, as follows:

     1.   I am the duly appointed, qualified and acting Second
          Vice President of the Company.

     2. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement related to the above-referenced series of Certificates.

     3. I am duly authorized to execute and deliver this Officer's Certificate on behalf of the Company.

     4. A review of the activities of the Master Servicer during the preceding calendar year and performance under this Agreement has been made under my supervision.

     5. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year.

     IN WITNESS WHEREOF, I have signed my name as of March 15, 1999.


                              By:  \s\Richie Moore
                                   Richie Moore
                                   Second Vice President